Exhibit 3.7

SOTHERLY HOTELS INC.

ARTICLES SUPPLEMENTARY

7.875% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

SOTHERLY HOTELS INC., a Maryland corporation (the “Corporation”), does hereby state and certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: By Articles Supplementary filed with the Department on October 6, 2017 (the “Prior Articles Supplementary”), the Corporation classified and designated 1,380,000 shares of its authorized but unissued preferred stock, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock designated as the “7.875% Series C Cumulative Redeemable Perpetual Preferred Stock” of the Corporation (the “Series C Preferred Stock”), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such Series C Preferred Stock, all as set forth in the Prior Articles Supplementary.

SECOND: The board of directors of the Corporation (the “Board”), or a duly authorized committee thereof, adopted resolutions on or as of September 28, 2017 and October 3, 2017 that authorized the issuance of up to 1,380,000 shares of Series C Preferred Stock.

THIRD: Pursuant to authority expressly vested in the Board by Article VI of the Articles of Amendment and Restatement of the Corporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, are referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, on August 28, 2018, the Board by duly adopted resolutions, classified and designated and authorized the issuance of 320,000 shares of authorized but unissued Preferred Stock as additional shares of Series C Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Prior Articles Supplementary. After giving effect to the foregoing classification and designation, the total number of shares of Series C Preferred Stock that the Corporation has the authority to issue is 1,700,000 shares.

FOURTH: The additional 320,000 shares of Series C Preferred Stock have been classified and designated by the Board under the authority contained in the Charter, such that the additional 320,000 shares of Series C Preferred Stock classified and designated herein combined with the 1,380,000 shares of Series C Preferred Stock classified and designated in the Prior Articles Supplementary will comprise one and the same series of Preferred Stock of the Corporation.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed by Andrew M. Sims, as Chief Executive Officer, and attested by Anthony E. Domalski as Secretary on this 30th day of August, 2018.

SOTHERLY HOTELS INC.

By:	/s/ Andrew M. Sims
	Name:	Andrew M. Sims
	Title:	Chief Executive Officer

ATTEST:

/s/ Anthony E. Domalski
Name:	Anthony E. Domalski
Title:	Secretary